UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2006

Boulder Specialty Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51506	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6106 Sunrise Ranch Drive

Longmont, Colorado 80503

(Address of principal executive offices)

(303) 682-1982

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the preparation of its Form 10-Q for the period ended June 30, 2006, Boulder Specialty Brands, Inc. (the “Company”) determined that it was necessary to reclassify certain amounts in its financial statements related to warrants to purchase common stock associated with the units sold in the initial public offering of the Company. The Company determined, as a result of discussions the Company had with both its independent registered public accounting firm and the Staff of the Securities and Exchange Commission, that a restatement of the Company’s previously reported financial information was required after further considering the application of Emerging Issues Task Force No. 00-19 (“EITF 00-19”), “Accounting For Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” to determine whether the warrants to purchase common stock associated with the units sold in the initial public offering of the Company were derivative liabilities.

The Company has determined to restate its Condensed Financial Statements on Form 10-Q for the period ended March 31, 2006, its Financial Statements on Form 10-K for the period ended December 31, 2005 and its Financial Statements filed with Form 8-K for the period ended December 21, 2005 to record the derivative liabilities and to reflect additional non-operating gains and losses related to the classification of and accounting for the warrants described above, and the Company’s previously filed financial results should not be relied upon. The Company has determined that these warrants should have been classified as derivative liabilities and therefore, the fair value of each warrant must be recorded as a derivative liability on the Company’s balance sheet. Changes in the fair values of these instruments will result in adjustments to the amount of the recorded derivative liabilities and the corresponding gain or loss will be recorded in the Company’s statement of operations.

The Company’s Audit Committee has discussed the matters disclosed in this Current Report on Form 8-K with its independent registered public accounting firm, Ehrhardt Keefe Steiner and Hottman PC.

The Company expects to file the aforementioned restated Financial Statements in a reasonably practicable time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOULDER SPECIALTY BRANDS, INC.

Dated: August 10, 2006	By:	/s/ James E. Lewis
James E. Lewis
Vice Chairman